Exhibit 20.1

CANADIAN SOLAR INC.

4100 – 66 Wellington Street West – TD Bank Tower

Toronto, Canada M5K 1B7

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

NOTICE IS HEREBY GIVEN that an annual meeting of shareholders (Meeting) of Canadian Solar Inc. (Corporation or Company), will be held at the head offices of the Corporation, 4273 King St. East, Suite 102, Kitchener, Ontario N2P 2E9 on Tuesday, June 30, 2026 at 10:00 a.m. (local time) for the following purposes:

(a)	to receive the audited consolidated financial statements of the Corporation for the financial year ended December 31, 2025 and the auditors’ report thereon;

(b)	to elect directors of the Corporation;

(c)	to appoint the auditors of the Corporation and to authorize the directors to fix their remuneration; and

(d)	to transact such other business as properly may be brought before the Meeting or any adjournment thereof.

The matters to be dealt with at the Meeting are described in the Circular.

Shareholders of record on May 18, 2026 are entitled to receive notice of and vote at the Meeting.

Shareholders are entitled to appoint a proxy to attend and act for and on behalf of them at the Meeting. Shareholders who are unable to attend the Meeting in person and who wish to ensure that their common shares are voted at the Meeting are requested to complete, sign and return the accompanying form of proxy in accordance with the instructions set out therein and in the Circular.

DATED: May 22, 2026

BY ORDER OF THE BOARD OF DIRECTORS,

Shawn (Xiaohua) Qu
Executive Chairman of the Board and Chief Technology Officer

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